UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2006

BIOMET, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	0-12515	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive Warsaw, Indiana 46582
(Address of Principal Executive Offices, including Zip Code)

(574) 267-6639
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2006, Biomet, Inc. (the "Company") entered into a Separation and Release Agreement with Bart J. Doedens, M.D. (the "Agreement").  Pursuant to the terms of the Agreement, Dr. Doedens will continue to receive his current base salary and certain benefits through July 14, 2007, unless he elects to work for a Competing Organization, as defined in the Agreement, subsequent to January 14, 2007 but prior to July 14, 2007.  In addition, the Company shall purchase Dr. Doedens' home in New Jersey at its fair market value and reimburse Dr. Doedens for closing costs associated with the sale of his home in Florida.  The Agreement contains certain restrictive covenants prohibiting Dr. Doedens from competing with the Company or its affiliates or soliciting employees of the Company or its affiliates through July 14, 2007, subject to his election to cease receiving severance payments from the Company after January 14, 2007 as described in the Agreement.  The Agreement further provides that Dr. Doedens will return to the Company $400,000 of the relocation bonus previously paid to him by the Company.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to he Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated in this report by reference.

Item 9.01. Financial Statement and Exhibits.

                (d) Exhibits

Exhibit 10.1. Separation and Release Agreement, dated as of August  21, 2006, between the Company and Bart J. Doedens, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

  /s/ Gregory D. Hartman
By: Gregory D. Hartman
Its:  Senior Vice President - Finance
                  (Principal Financial Officer)

Date: August 24, 2006